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                                                                    Exhibit 3.02

                            CERTIFICATE OF AMENDMENT
                       OF THE SECOND AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                                 VERISIGN, INC.


     VeriSign, Inc. a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), whose original
                                               -----------
Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on April 12, 1995 under the name of Digital Certificates International, Inc., and subsequently amended and restated on February 15, 1996, November 14, 1996, and November 18, 1997, does hereby certify:

     The following resolutions amending the Corporation's Second Amended and Restated Certificate of Incorporation, approved by the Corporation's Board of Directors and Stockholders, were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, including written consent of the Stockholders of the Corporation and written notice to the non-consenting Stockholders of the Corporation in accordance with the provisions of
Section 228 of the Delaware General Corporation Law:

     RESOLVED, that the first sentence of Article Four of the Second Amended and Restated Certificate of Incorporation of this Corporation be amended and restated to read as follows:

          FOUR: The aggregate number of shares which the corporation shall have authority to issue is Sixty Million Two Hundred Eighty-Two Thousand Eight Hundred Thirty Three (60,282,833) consisting of (i) Fifty Million (50,000,000) shares of Common Stock, One-Tenth of One Cent ($0.001) par value per share (the "Common Stock"), and (ii) Four
                                             ------------
          Million Three Hundred Six Thousand Eight Hundred Eighty Three (4,306,883) shares of Series A Convertible Preferred Stock, One-Tenth of One Cent ($0.001) par value per share (the "Series A Preferred
                                                         ------------------
          Stock"), Two Million One Hundred One Thousand (2,101,000) shares of
          -----
          Series B Convertible Preferred Stock, One-Tenth of One Cent ($0.001) par value per share (the "Series B Preferred Stock") and Three
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Certificate of Amendment of the
Second Amended and Restated Certficate
of Incorporated of VeriSign, Inc.
Page 2

          Million Eight Hundred Seventy-Five Thousand (3,875,000) shares of the Series C Convertible Preferred Stock, One Tenth of One Cent ($0.001) par value per share (the "Series C Preferred Stock").
                                    ------------------------

     IN WITNESS WHEREOF, VeriSign, Inc. has caused this Certificate to be signed and attested by its duly authorized officers, this _____ day of January, 1998.


                                        VERISIGN, INC.



                                        ----------------------------------------
                                        Stratton Sclavos, President


Attest:



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Timothy Tomlinson, Secretary

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